Filed Pursuant to Rule 424(b)(2)

File Nos. 333-221324 and 333-221324-01

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series A, 0% Equity Linked Notes due September 28, 2023, Linked to the Common Stock of Delta Air Lines, Inc.	$1,000,000	$987,900	$119.73

(1)	The total filing fee of $119.73 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 25/U dated February 20, 2019 (To Prospectus Supplement dated May 18, 2018 and Prospectus dated April 27, 2018)

Wells Fargo Finance LLC

Medium–Term Notes, Series A

Fully and Unconditionally Guaranteed by Wells Fargo & Company

$1,000,000

0% Equity Linked Notes due September 28, 2023

Linked to the Common Stock of Delta Air Lines, Inc.

Terms of the Notes
Issuer:	Wells Fargo Finance LLC
Guarantor:	Wells Fargo & Company
Reopening:	The purpose of this pricing supplement is to offer additional notes with an aggregate principal amount of $1,000,000 (the “reopened notes”). The reopened notes will be a further issuance of, and form a single tranche with, and have the same terms as the $31,712,000 aggregate principal amount of notes issued by Wells Fargo Finance LLC on February 11, 2019 (the “original notes”) pursuant to Pricing Supplement No. 25 dated February 4, 2019 to the Prospectus Supplement dated May 18, 2018 and the Prospectus dated April 27, 2018 (the “original pricing supplement”). February 11, 2019 is referred to herein as the “original issue date.” The reopened notes will have the same CUSIP number as the original notes, will trade interchangeably with the original notes immediately upon settlement and will increase the aggregate principal amount of the tranche of the notes to $32,712,000. References to the “notes” herein collectively refer to the reopened notes and the original notes.
Underlying Stock:	Common stock of Delta Air Lines, Inc. (Ticker: DAL). Delta Air Lines, Inc., the issuer of the Underlying Stock (the “Underlying Stock Issuer”), is not involved with this offering and has no obligations relating to, and does not sponsor or endorse, the notes.
Reopening Pricing Date:	February 20, 2019.
Reopening Issue Date:	February 22, 2019. (T+2)
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Stated Maturity Date:	September 28, 2023. If the final determination date is postponed, the stated maturity date will be the later of (i) September 28, 2023 and (ii) three business days after the final determination date as postponed. See “—Final Determination Date” and “Additional Terms of the Notes—Market Disruption Events” for information about the circumstances that may result in a postponement of the final determination date. If the stated maturity date is not a business day, the payment required to be made on the notes on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. The notes are not subject to redemption by Wells Fargo Finance LLC or repayment at the option of any holder of the notes prior to the stated maturity date.
Interest:	The notes will not pay any interest.
Maturity Payment Amount:	On the stated maturity date, we will pay you for each note you hold an amount in cash equal to the greater of the principal amount and final parity.
Share Ratio:	14.05538. The share ratio will remain constant for the term of the notes, subject to adjustment for certain corporate events relating to the Underlying Stock Issuer, including changes in dividend payments. See “Additional Terms of the Notes—Adjustment Events.”
Reopening Strike Parity:	$717.95, which is equal to the share ratio multiplied by the reopening stock price, and which is less than the reopening offering price and the principal amount of the notes. Although you will receive at least the principal amount of the notes at maturity, you will not receive any positive return on the principal amount of the notes unless the Underlying Stock appreciates by more than approximately 39.29% from the reopening stock price.
Final Parity:	The share ratio multiplied by the final stock price, each as determined on the final determination date.
Reopening Stock Price:	$51.08, which is based upon an intra-day price of the Underlying Stock on the reopening pricing date.

Terms of the notes continued on the next page

On the date of the pricing supplement, the estimated value of the notes is $962.29 per note. The estimated value of the notes was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Estimated Value of the Securities” in this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PS-7.

The notes are the unsecured obligations of Wells Fargo Finance LLC, and, accordingly, all payments are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Reopening Offering Price	Agent Discount(1)	Proceeds to Wells Fargo Finance LLC
Per Note	$987.90	—	$987.90
Total	$987,900.00	—	$987,900.00

(1)  Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

Wells Fargo Securities

Terms of the notes continued from the previous page
Final Stock Price:	The closing price of the Underlying Stock on the final determination date.
Final Determination Date:	September 25, 2023. If such day is not a trading day, the final determination date will be postponed to the next succeeding trading day. The final determination date is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Notes—Market Disruption Events.”
Calculation Agent:	Wells Fargo Securities, LLC
No Listing:	The notes will not be listed on any securities exchange or automated quotation system.
Agent:

Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the notes to other securities dealers at the reopening offering price of the notes.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the notes. If any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount or concession received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	95001H3A7

PS-2

Additional Information about the Issuer, the Guarantor and the Notes

You should read this pricing supplement together with the prospectus supplement dated May 18, 2018 and the prospectus dated April 27, 2018 for additional information about the notes. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated May 18, 2018:

https://www.sec.gov/Archives/edgar/data/72971/000119312518167593/d523952d424b2.htm

•	Prospectus dated April 27, 2018:

https://www.sec.gov/Archives/edgar/data/72971/000119312518136909/d557983d424b2.htm

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Estimated Value of the Notes

The reopening offering price of each note of $987.90 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the reopening pricing date is less than the reopening offering price. The costs included in the reopening offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described below and is used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The estimated value of the notes as of the reopening pricing date is set forth on the cover page of this pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the notes. This rate is used for purposes of determining the estimated value of the notes since we expect secondary market prices, if any, for the notes that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the notes based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the notes, for the same reason.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the notes after issuance

The estimated value of the notes is not an indication of the price, if any, at which WFS or any other person may be willing to buy the notes from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the notes due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the reopening pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the notes is likely to be less than the reopening offering price.

If WFS or any of its affiliates makes a secondary market in the reopened notes at any time up to the issue date for the reopened notes or during the period ending 5 months after the original issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the reopening offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over the period referred to above. If you hold the reopened notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the reopened notes on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the notes, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the notes are held and to commercial pricing vendors. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the notes from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the notes at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the notes. As a result, if you hold your

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notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the notes from investors, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop.

PS-5

Investor Considerations

We have designed the notes for investors who:

■	seek the opportunity to participate in a portion of the appreciation of the Underlying Stock if, and only to the extent that, final parity exceeds the principal amount;
■	understand they will not receive any positive return on the principal amount of the reopened notes unless the Underlying Stock appreciates by approximately 39.29% from the reopening stock price;
■	are willing to forgo interest payments on the notes and dividends on the Underlying Stock; and
■	are willing to hold the notes to maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the notes to maturity;
■	seek certainty of receiving a positive return on their investment;
■	are unwilling to purchase notes with an estimated value as of the reopening pricing date that is lower than the reopening offering price, as set forth on the cover page;
■	seek current income;
■	are unwilling to accept the risk of exposure to the Underlying Stock;
■	are unwilling to accept the credit risk of Wells Fargo Finance LLC and Wells Fargo & Company; or
■	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PS-6

Risk Factors

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the notes may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The Reopened Notes Do Not Guarantee Any Positive Return On The Principal Amount.

Although you will receive at least the principal amount of the reopened notes at maturity, which represents a return of approximately 1.22% on the reopening offering price, you will not receive any positive return on the principal amount of the reopened notes unless the value of the Underlying Stock appreciates from the reopening stock price to such a degree that final parity exceeds the principal amount.

On the reopening pricing date, reopening strike parity is $717.95, which is significantly less than the reopening offering price and the principal amount of the reopened notes. The Underlying Stock must appreciate by at least approximately 39.29% from the reopening stock price in order for final parity to be at least equal to the principal amount. If the Underlying Stock has not appreciated by more than that amount on the final determination date, you will not receive a positive return on the principal amount of the reopened notes.

The notes do not pay any interest. Even if the Underlying Stock appreciates sufficiently such that you receive an amount greater than the principal amount of the notes, your effective yield may nevertheless be less than the yield you would earn if you bought a standard senior debt security of Wells Fargo Finance LLC with the same issue price and the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

There Is No Assurance That You Will Receive The Principal Amount Unless You Hold Your Notes To Maturity.

You will be entitled under the notes to receive the principal amount only if you hold your notes to maturity. If you sell your notes at any time prior to maturity, you may receive significantly less than the principal amount of your notes.

The Notes Offer The Opportunity To Participate In The Appreciation Of The Underlying Stock Only To The Extent That Final Parity Exceeds The Principal Amount.

The notes offer the opportunity to participate in the appreciation of the Underlying Stock only to the extent that final parity exceeds the principal amount.  Because reopening strike parity on the reopening pricing date is significantly less than the principal amount, the Underlying Stock must appreciate significantly before you will participate in any appreciation of the Underlying Stock, and then you will participate in the appreciation of the Underlying Stock only to the extent that final parity exceeds the principal amount.  If the Underlying Stock appreciates, but not sufficiently so that final parity exceeds the principal amount, you will not receive any positive return on the principal amount of the notes, even though a direct investment in the Underlying Stock would have resulted in a positive return.  Even in scenarios where the Underlying Stock depreciates moderately, the notes may underperform a direct investment in the Underlying Stock because, as an investor in the notes, you will not receive the dividends paid on the Underlying Stock.

The Notes Are Subject To Credit Risk.

The notes are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the notes are subject to creditworthiness and you will have no ability to pursue the Underlying Stock for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the notes and, in the event we and the Guarantor were to default on the obligations under the notes and the guarantee, you may not receive any amounts owed to you under the terms of the notes.

As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders Of The Notes Have Limited Rights Of Acceleration.

Payment of principal on the notes may be accelerated only in the case of payment defaults that continue for a period of 30 days, certain events of bankruptcy or insolvency relating to Wells Fargo Finance LLC only, whether voluntary or involuntary, certain situations under which the guarantee ceases to be in full force and effect or if the Guarantor denies or disaffirms its obligations under the guarantee. If you purchase the notes, you will have no right to accelerate the payment of principal on the notes if we fail in the performance of any of our

PS-7

obligations under the notes, other than the obligations to pay principal and interest on the notes. See “Description of Debt Securities of Wells Fargo Finance LLC—Events of Default and Covenant Breaches” in the accompanying prospectus.

Holders Of The Notes Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Convey, Transfer Or Lease All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

Under the indenture, we may convey, transfer or lease all or substantially all of our assets to one or more of the Guarantor’s subsidiaries. Similarly, the Guarantor may convey, transfer or lease all or substantially all of its assets to one or more of its subsidiaries. In either case, third-party creditors of the Guarantor’s subsidiaries would have additional assets from which to recover on their claims while holders of the notes would be structurally subordinated to creditors of the Guarantor’s subsidiaries with respect to such assets. See “Description of Debt Securities of Wells Fargo Finance LLC—Consolidation, Merger or Sale” in the accompanying prospectus.

The Notes Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.

The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor. In addition, events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the notes.

The Estimated Value Of The Notes On The Reopening Pricing Date, Based On WFS’s Proprietary Pricing Models, Is Less Than The Reopening Offering Price.

The reopening offering price of the reopened notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the reopening pricing date is less than the reopening offering price. The costs included in the reopening offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described above under “Estimated Value of the Notes—Determining the estimated value.” If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Estimated Value of the Notes—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the notes is likely to be less than the reopening offering price.

If WFS or any of its affiliates makes a secondary market in the reopened notes at any time up to the issue date for the reopened notes or during the period ending 5 months after the original issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the reopening offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over the period referred to above. If you hold the reopened notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the reopened notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on

PS-8

your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates, as discussed above under “Estimated Value of the Securities—Valuation of the securities after issuance.”

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by the then-current price of the Underlying Stock, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the notes. When we refer to the “value” of your note, we mean the value you could receive for your note if you are able to sell it in the open market before the stated maturity date.

●	Performance of the Underlying Stock. The value of the notes prior to maturity will depend substantially on the then-current price of the Underlying Stock. The price at which you may be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their reopening offering price, if the price of the Underlying Stock at such time is less than, equal to or not sufficiently above its starting price.
●	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.
●	Volatility Of The Underlying Stock. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Underlying Stock changes.
●	Time Remaining To Maturity. The value of the notes at any given time prior to maturity will likely be different from that which would be expected based on the then-current price of the Underlying Stock. This difference will most likely reflect a discount due to expectations and uncertainty concerning the price of the Underlying Stock during the period of time still remaining to the stated maturity date.
●	Dividend Yield On The Underlying Stocks. The value of the notes may be affected by the dividend yield on the Underlying Stock.

In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our and the Guarantor’s creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the price the Underlying Stock. Because numerous factors are expected to affect the value of the notes, changes in the price of the Underlying Stock may not result in a comparable change in the value of the notes.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Historical Performance Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Notes.

It is impossible to predict whether the market price of the Underlying Stock will rise or fall. The Underlying Stock has performed differently in the past and is expected to perform differently in the future. The market price of the Underlying Stock will be influenced by complex and interrelated political, economic, financial and other factors that can affect the Underlying Stock Issuer. Accordingly, any historical performance of the Underlying Stock does not provide an indication of the future performance of the Underlying Stock. See “The Underlying Stock” for a description of the Underlying Stock Issuer and historical data on the Underlying Stock.

You Will Not Have Any Shareholder Rights.

Investing in the notes is not equivalent to investing in the Underlying Stock. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Stock.

The Notes May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

Following certain corporate events relating to the Underlying Stock, such as a stock-for-stock merger where the Underlying Stock Issuer is not the surviving entity, the shares of a successor corporation to the Underlying Stock Issuer will be substituted for the Underlying Stock for all purposes of the notes. Following certain other corporate events relating to the Underlying Stock in which holders of the Underlying Stock would receive all of their consideration in cash and the surviving entity has no marketable securities outstanding or there is no surviving entity (including, but not limited to, a leveraged buyout or other going private transaction involving the Underlying Stock Issuer, or a liquidation of the Underlying Stock Issuer), the common stock of another company in the same industry group as the

PS-9

Underlying Stock Issuer will be substituted for the Underlying Stock for all purposes of the notes. In the event of such a corporate event, the equity-linked nature of the notes would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section entitled “Additional Terms of the Notes—Adjustment Events.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the notes.

We Cannot Control Actions By The Underlying Stock Issuer.

Actions by the Underlying Stock Issuer may have an adverse effect on the price of its stock and the value of the notes. Neither we nor the Guarantor are affiliated with the Underlying Stock Issuer. The Underlying Stock Issuer is not involved in the offering of the notes and has no obligations with respect to the notes, including any obligation to take our interests or your interests into consideration for any reason. The Underlying Stock Issuer will not receive any of the proceeds of the offering of the notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. The Underlying Stock Issuer is not involved with the administration, marketing or trading of the notes and has no obligations with respect to the amounts payable on the notes.

We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the Underlying Stock Issuer. This pricing supplement relates only to the notes and does not relate to the Underlying Stock. The material provided herein concerning the Underlying Stock Issuer is derived from publicly available documents concerning such company without independent verification. Neither we nor the agent has participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of the Underlying Stock Issuer. Furthermore, neither we nor the agent knows whether the Underlying Stock Issuer has disclosed all events occurring before the date of this pricing supplement—including events that could affect the accuracy or completeness of the publicly available documents referred to above. Subsequent disclosure of any event of this kind or the disclosure of or failure to disclose material future events concerning the Underlying Stock Issuer could affect the value of the notes and the amount payable on the notes. You, as an investor in the notes, should make your own investigation into the Underlying Stock Issuer.

In addition, there can be no assurance that the Underlying Stock Issuer will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will distribute any reports, proxy statements, and other information required thereby to its shareholders. In the event that the Underlying Stock Issuer ceases to be subject to such reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain and the value and liquidity of the notes may be adversely affected. Neither we nor any agent is responsible for the public disclosure of information by the Underlying Stock Issuer, whether contained in filings with the Securities and Exchange Commission (the “SEC”) or otherwise.

You Have Limited Antidilution Protection.

The calculation agent will, in its sole discretion, adjust the share ratio for certain events affecting the Underlying Stock, such as stock splits and stock dividends, and certain other corporate actions involving the Underlying Stock Issuer, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. For example, the calculation agent is not required to make any adjustments to the share ratio if the Underlying Stock Issuer or anyone else makes a partial tender or partial exchange offer for the Underlying Stock. Consequently, this could affect the market value of the notes. See “Additional Terms of the Notes— Adjustment Events” for a description of the general circumstances in which the calculation agent will make adjustments to the share ratio.

The Stated Maturity Date May Be Postponed If The Final Determination Date Is Postponed.

The final determination date will be postponed if the originally scheduled final determination date is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final determination date. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final determination date as postponed.

Our And The Guarantor’s Economic Interests Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our and the Guarantor’s economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

●	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. WFS, which is our affiliate, will be the calculation agent for the notes. As calculation agent, WFS will determine the closing price of the Underlying Stock on any applicable date of determination and may be required to make other determinations that affect the return you receive on the notes. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred
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on the final determination date, which may result in postponement of the final determination date; determining the closing price of the Underlying Stock if the final determination date is postponed to the last day to which it may be postponed and such day is not a trading day or a market disruption event occurs on that day; determining the closing price of the Underlying Stock if it is not otherwise available; adjusting the share ratio in certain circumstances; and if a replacement stock event occurs, selecting a replacement stock to be substituted for the Underlying Stock and making certain other adjustments to the terms of the notes. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and WFS’s determinations as calculation agent may adversely affect your return on the notes.

●	The estimated value of the notes was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the notes set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the notes set forth on the cover page of this pricing supplement is not an independent third-party valuation.
●	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the price of the Underlying Stock. Our affiliates or any participating dealer or its affiliates may, at present or in the future, publish research reports on the Underlying Stock. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research reports on the Underlying Stock could adversely affect the price of the Underlying Stock and, therefore, could adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the Underlying Stock from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Underlying Stock published on or prior to the reopening pricing date could result in an increase in the price of the Underlying Stock on the reopening pricing date, which would adversely affect investors in the notes by increasing the price the Underlying Stock must attain in the future in order for you to receive a positive return on the principal amount of the notes.
●	Business activities of our affiliates or any participating dealer or its affiliates with the Underlying Stock Issuer may adversely affect the price of the Underlying Stock. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the Underlying Stock Issuer, including making loans to the Underlying Stock Issuer (including exercising creditors’ remedies with respect to such loans), making equity investments in the Underlying Stock Issuer or providing investment banking, asset management or other advisory services to those Underlying Stock Issuer. These business activities could adversely affect the price of the Underlying Stock and, therefore, could adversely affect the value of and your return on the notes. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about the Underlying Stock Issuer. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.
●	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock. We expect to hedge our obligations under the notes through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire the Underlying Stock or listed or over-the-counter derivative or synthetic instruments related to the Underlying Stock. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in the Underlying Stock, or derivative or synthetic instruments related to the Underlying Stock, they may liquidate a portion of such holdings at or about the time of the final determination date or at or about the time of a change in the Underlying Stock. These hedging activities could potentially adversely affect the price of the Underlying Stock and, therefore, could adversely affect the value of and your return on the notes.
●	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock. Our affiliates or any participating dealer or its affiliates may engage in trading in the Underlying Stock and other instruments relating to the Underlying Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the price of the Underlying Stock and, therefore, could adversely affect the value of and your return on the notes.
●	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession, creating a further incentive for the participating dealer to sell the notes to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession for the sale of the notes to you, this projected hedging profit will be in addition to the concession, creating a further incentive for the participating dealer to sell the notes to you.

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Additional Terms of the Securities

Wells Fargo Finance LLC will issue the notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series A,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Certain Definitions

A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the principal trading market for the Underlying Stock (as determined by the calculation agent, in its sole discretion), the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

The “closing price” for one share of the Underlying Stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

●	if the Underlying Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the official closing price on such day published by the principal United States securities exchange registered under the Exchange Act on which the Underlying Stock (or any such other security) is listed or admitted to trading; or
●	if the Underlying Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the official closing price is not available pursuant to the preceding sentence, then the closing price for one share of the Underlying Stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board on such day.

If the official closing price or the last reported sale price, as applicable, for the Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price per share for any trading day will be the mean, as determined by the calculation agent, of the bid price for the Underlying Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of WFS or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto or, if the OTC Bulletin Board Service is discontinued and there is no successor service thereto, the OTC Reporting Facility operated by FINRA.

Calculation Agent

Wells Fargo Securities, LLC, one of our affiliates and a wholly owned subsidiary of Wells Fargo & Company, will act as calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the maturity payment amount. In addition, the calculation agent will, among other things:

●	determine whether a market disruption event has occurred;
●	determine the closing price of the Underlying Stock under certain circumstances;
●	determine if adjustments are required to the closing price or share ratio of the Underlying Stock under various circumstances; and
●	under certain circumstances, select a replacement stock for the Underlying Stock.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means the occurrence or existence of any of the following events:

●	a suspension, absence or material limitation of trading in the Underlying Stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
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●	a suspension, absence or material limitation of trading in option or futures contracts relating to the Underlying Stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
●	the Underlying Stock does not trade on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or what was the primary market for the Underlying Stock, as determined by the calculation agent in its sole discretion; or
●	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect.

The following events will not be market disruption events:

●	a limitation on the hours or number of days of trading in the Underlying Stock in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and
●	a decision to permanently discontinue trading in the option or futures contracts relating to the Underlying Stock.

For this purpose, a “suspension, absence or material limitation of trading” in the applicable market will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a “suspension, absence or material limitation of trading” in the applicable market for the Underlying Stock or option or futures contracts relating to the Underlying Stock, as applicable, by reason of any of:

●	a price change exceeding limits set by that market;
●	an imbalance of orders relating to the Underlying Stock or those contracts; or
●	a disparity in bid and asked quotes relating to the Underlying Stock or those contracts will constitute a “suspension, absence or material limitation of trading” in the Underlying Stock or those contracts, as the case may be, in the applicable market.

If a market disruption event occurs or is continuing on the final determination date, such final determination date will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing. If such first succeeding trading day has not occurred as of the eighth scheduled trading day after the scheduled final determination date, that eighth scheduled trading day shall be deemed the final determination date. If the final determination date has been postponed eight scheduled trading days after the scheduled final determination date and such eighth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing on such eighth scheduled trading day, the calculation agent will determine the closing price of the Underlying Stock on such eighth scheduled trading day using its good faith estimate of the closing price that would have prevailed for the Underlying Stock on such date.

Adjustment Events

The share ratio is subject to adjustment by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the Underlying Stock and, consequently, the value of your notes, such as a tender or exchange offer by the Underlying Stock Issuer for the Underlying Stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the Underlying Stock. We describe the risks relating to dilution above under “Risk Factors—You Have Limited Antidilution Protection.”

How adjustments will be made

If one of the events described below occurs with respect to the Underlying Stock and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of the Underlying Stock, the calculation agent will calculate a corresponding adjustment to the share ratio as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share ratio will be adjusted by the calculation agent by multiplying the existing share ratio by a fraction whose numerator is the number of shares of the Underlying Stock outstanding immediately after the stock split and whose denominator is the number of shares of the Underlying Stock outstanding immediately prior to the stock split. Consequently, the share ratio will be adjusted to double the prior share ratio, due to the corresponding decrease in the market price of the Underlying Stock. Adjustments will be made for events with an effective date or ex-dividend date, as applicable, from but excluding the date the original notes were priced for initial sale to the public to and including the final determination date (the “adjustment period”).

The calculation agent will also determine the effective date of that adjustment, and the replacement of the Underlying Stock, if applicable, in the event of a consolidation or merger or certain other events in respect of the Underlying Stock Issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the paying agent, stating the adjustment to the

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share ratio. In no event, however, will an antidilution adjustment to the share ratio during the term of the notes be deemed to change the principal amount per note.

If more than one event requiring adjustment occurs with respect to the Underlying Stock, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the share ratio for the second event, applying the required adjustment to the share ratio as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the share ratio unless the adjustment would result in a change to the share ratio then in effect of at least 0.10%. The share ratio resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your notes that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

If any of the adjustments specified below is required to be made with respect to an amount or value of any cash or other property that is distributed by the Underlying Stock Issuer organized outside the United States, such amount or value will be converted to U.S. dollars, as applicable, and will be reduced by any applicable foreign withholding taxes that would apply to such distribution if such distribution were paid to a U.S. person that is eligible for the benefits of an applicable income tax treaty, if any, between the United States and the jurisdiction of organization of the Underlying Stock Issuer, as determined by the calculation agent, in its sole discretion.

No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Stock Issuer for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Stock Issuer or any other person.

Ordinary Dividend Adjustments

In addition to any adjustments to the share ratio described elsewhere in this section, the share ratio will be adjusted for changes (whether positive or negative) in the regular quarterly cash dividend payable to holders of the Underlying Stock relative to the base quarterly dividend (as defined below). If the Underlying Stock Issuer pays a regular quarterly cash dividend for which the ex-dividend date is within the adjustment period and the amount of such regular quarterly cash dividend (the “current quarterly dividend”) differs from the base quarterly dividend, the share ratio will be adjusted (an “ordinary dividend adjustment”) on such ex-dividend date so that the new share ratio will equal the prior share ratio multiplied by the ordinary dividend adjustment factor. If the Underlying Stock Issuer declares that it will pay no dividend in any quarter, other than in connection with a payment period adjustment as discussed below, an adjustment will be made in accordance with this paragraph on the date determined by the calculation agent that, but for the discontinuation of the regular quarterly cash dividend in such quarter, would have been the ex-dividend date in such quarter, corresponding to the ex-dividend date in the immediately prior dividend payment period during which a regular quarterly cash dividend was paid (or, if such date is not a trading day, the next day that is a trading day). If a reorganization event occurs, no ordinary dividend adjustment will be made in respect of any new stock (other than spin-off stock), successor stock or replacement stock (each as defined below).

The “ordinary dividend adjustment factor” will equal a fraction, the numerator of which is the closing price of the Underlying Stock on the trading day preceding the ex-dividend date for the payment of the current quarterly dividend (such closing price, the “ordinary dividend base closing price”), and the denominator of which equals the ordinary dividend base closing price of the Underlying Stock on the trading day preceding the ex-dividend date minus the dividend differential. If the dividend differential is negative (because the current quarterly dividend is less than the base quarterly dividend), then the ordinary dividend adjustment factor will be less than 1, and the corresponding adjustment to the share ratio will result in a reduction of the share ratio.

The “dividend differential” equals the amount of the current quarterly dividend minus the base quarterly dividend.

The “base quarterly dividend” means a quarterly dividend of $0.35 per share; provided that (i) if there occurs any corporate event with respect to the Underlying Stock that requires an adjustment to the share ratio as described in this section “Adjustment Events” or (ii) if the Underlying Stock Issuer effects a change in the periodicity of its dividend payments (e.g., from quarterly payments to semi-annual payments) (a “payment period adjustment”), then in each case the calculation agent will make an appropriate adjustment to the base quarterly dividend with a view to offsetting, to the extent practical, any change in your economic position relative to the notes that results solely from that event, and references in this section to a quarter or a quarterly dividend shall be deemed to refer instead to such other period or periodic dividend, as appropriate. In the event of a spin-off with respect to the Underlying Stock, the base quarterly dividend for the original Underlying Stock will remain unchanged and the base quarterly dividend with respect to the spin-off stock will be $0.00 per share.

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Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the Underlying Stock is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the share ratio to equal the product of the prior share ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of the Underlying Stock.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the Underlying Stock is subject to a stock dividend payable in shares of the Underlying Stock that is given ratably to all holders of shares of the Underlying Stock, then once the dividend has become effective the calculation agent will adjust the share ratio on the ex-dividend date to equal the sum of the prior share ratio and the product of:

●	the number of shares issued with respect to one share of the Underlying Stock, and
●	the prior share ratio.

The “ex-dividend date” for any dividend or other distribution is the first day on and after which the Underlying Stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

The share ratio will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to the Underlying Stock, other than:

●	ordinary dividend adjustments described above,
●	stock dividends described above,
●	issuances of transferable rights and warrants as described in “ — Transferable Rights and Warrants” below,
●	distributions that are spin-off events described in “ — Reorganization Events” below, and
●	extraordinary dividends described below.

An “extraordinary dividend” means each of (a) the full amount per share of the Underlying Stock of any cash dividend or special dividend or distribution that is identified by the Underlying Stock Issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the Underlying Stock Issuer as an extraordinary or special dividend or distribution) distributed per share of the Underlying Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of the Underlying Stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this section, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5.00% of the closing price of the Underlying Stock on the trading day preceding the ex-dividend date for the payment of such cash dividend or other cash distribution (such closing price, the “extraordinary dividend base closing price”) and (c) the full cash value of any non-cash dividend or distribution per share of the Underlying Stock (excluding marketable securities, as defined below).

If the Underlying Stock is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the share ratio on the ex-dividend date to equal the product of:

●	the prior share ratio, and
●	a fraction, the numerator of which is the extraordinary dividend base closing price of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the extraordinary dividend base closing price of the Underlying Stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.
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Notwithstanding anything herein, the initiation by the Underlying Stock Issuer of an ordinary dividend on the Underlying Stock or any announced increase in the ordinary dividend on the Underlying Stock will not constitute an extraordinary dividend requiring an adjustment.

To the extent an extraordinary dividend is not paid in cash or is paid in a currency other than U.S. dollars, the value of the non-cash component or non-U.S. currency will be determined by the calculation agent, in its sole discretion. A distribution on the Underlying Stock that is a dividend payable in shares of Underlying Stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the share ratio only as described in “—Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the Underlying Stock Issuer issues transferable rights or warrants to all holders of the Underlying Stock to subscribe for or purchase the Underlying Stock at an exercise price per share that is less than the closing price of the Underlying Stock on the trading day before the ex-dividend date for the issuance, then the share ratio will be adjusted to equal the product of:

●	the prior share ratio, and
●	a fraction, (1) the numerator of which will be the number of shares of the Underlying Stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the Underlying Stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of the Underlying Stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the Underlying Stock (referred to herein as the “additional shares”) that the aggregate offering price of the total number of shares of the Underlying Stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.

The number of additional shares will be equal to:

●	the product of (1) the total number of additional shares of the Underlying Stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by
●	the closing price of the Underlying Stock on the trading day before the ex-dividend date for the issuance.

If the number of shares of the Underlying Stock actually delivered in respect of the rights or warrants differs from the number of shares of the Underlying Stock offered in respect of the rights or warrants, then the share ratio will promptly be readjusted to the share ratio that would have been in effect had the adjustment been made on the basis of the number of shares of the Underlying Stock actually delivered in respect of the rights or warrants.

Reorganization Events

Each of the following is a reorganization event:

●	the Underlying Stock is reclassified or changed (other than in a stock split or reverse stock split),
●	the Underlying Stock Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of the Underlying Stock are exchanged for or converted into other property,
●	a statutory share exchange involving outstanding shares of the Underlying Stock and the securities of another entity occurs, other than as part of an event described above,
●	the Underlying Stock Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,
●	the Underlying Stock Issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or
●	the Underlying Stock Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of the Underlying Stock.

Adjustments for Reorganization Events

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If a reorganization event occurs, then the calculation agent will adjust the share ratio to reflect the amount and type of property or properties—whether cash, securities, other property or a combination thereof—that a holder of one share of the Underlying Stock would have been entitled to receive in relation to the reorganization event. We refer to this new property as the “reorganization property.”

Reorganization property can be classified into two categories:

●	an equity security listed on a national securities exchange, which we refer to generally as a “marketable security” and, in connection with a particular reorganization event, “new stock,” which may include any tracking stock, any stock received in a spin-off (“spin-off stock”) or any marketable security received in exchange for the Underlying Stock; and
●	cash and any other property, assets or securities other than marketable securities (including equity securities that are not listed, that are traded over the counter or that are listed on a non-U.S. securities exchange), which we refer to as “non-stock reorganization property.”

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the reorganization property. For purposes of valuing any new stock, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent will value non-stock reorganization property in any manner it determines, in its sole discretion, to be appropriate. In connection with a reorganization event in which reorganization property includes new stock, for the purpose of determining the share ratio for any new stock as described below, the term “new stock reorganization ratio” means the product of (i) the number of shares of the new stock received with respect to one share of the Underlying Stock and (ii) the share ratio on the trading day immediately prior to the effective date of the reorganization event.

If a holder of shares of the Underlying Stock may elect to receive different types or combinations of types of reorganization property in the reorganization event, the reorganization property will consist of the types and amounts of each type distributed to a holder of shares of the Underlying Stock that makes no election, as determined by the calculation agent in its sole discretion.

If any reorganization event occurs, then on and after the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) the term “Underlying Stock” in this pricing supplement will be deemed to mean the following, and for each share of Underlying Stock, new stock and/or replacement stock so deemed to constitute Underlying Stock, the share ratio will be equal to the applicable number indicated:

(a)	if the Underlying Stock continues to be outstanding:
	(1)	that Underlying Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the share ratio in effect on the trading day immediately prior to the effective date of the reorganization event; and
	(2)	if the reorganization property includes new stock, a number of shares of new stock equal to the new stock reorganization ratio;
provided that, if any non-stock reorganization property is received in the reorganization event, the results of (a)(1) and (a)(2) above will each be multiplied by the “gross-up multiplier,” which will be equal to a fraction, the numerator of which is the closing price of the original Underlying Stock on the trading day immediately prior to the effective date of the reorganization event and the denominator of which is the amount by which such closing price of the original Underlying Stock exceeds the value of the non-stock reorganization property received per share of Underlying Stock as determined by the calculation agent as of the close of trading on such trading day; or
(b)	if the Underlying Stock is surrendered for reorganization property:
	(1)	that includes new stock, a number of shares of new stock equal to the new stock reorganization ratio; provided that, if any non-stock reorganization property is received in the reorganization event, such number will be multiplied by the gross-up multiplier; or
	(2)	that consists exclusively of non-stock reorganization property:
(i) if the surviving entity has marketable securities outstanding following the reorganization event and either (A) such marketable securities were in existence prior to such reorganization event or (B) such marketable securities were exchanged for previously outstanding marketable securities of the surviving entity or its predecessor (“predecessor stock”) in connection with such reorganization event (in either case of (A) or (B), the “successor stock”), a number of shares of the successor stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event equal to the share ratio in effect on the trading day immediately prior to the effective date of such reorganization event multiplied by a fraction, the numerator of which is the value of the non-stock reorganization property per share of the Underlying Stock on such trading day and the denominator of which is the closing price of the successor stock on such trading day (or, in the case of predecessor stock, the closing price of the predecessor stock multiplied by the number of shares of the successor stock received with respect to one share of the predecessor stock); or
(ii) if the surviving entity does not have marketable securities outstanding, or if there is no surviving entity (in each case, a “replacement stock event”), a number of shares of replacement stock (selected as defined below) with an aggregate value on the effective date of such reorganization event equal to

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the value of the non-stock reorganization property multiplied by the share ratio in effect on the trading day immediately prior to the effective date of such reorganization event.

If a reorganization event occurs with respect to the shares of the Underlying Stock and the calculation agent adjusts the share ratio to reflect the reorganization property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the reorganization property, or any component of the reorganization property, comprising the new share ratio. The calculation agent will do so to the same extent that it would make adjustments if the shares of the Underlying Stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of the Underlying Stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of the Underlying Stock.

For purposes of adjustments for reorganization events, in the case of a consummated tender or exchange offer or going-private transaction involving reorganization property of a particular type, reorganization property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such reorganization property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to reorganization property in which an offeree may elect to receive cash or other property, reorganization property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Replacement Stock Events

Following the occurrence of a replacement stock event described in paragraph (b)(2)(ii) above or in “—Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility” below, the amount of cash payable on each note at maturity will be determined by reference to a replacement stock and a share ratio (subject to any further antidilution adjustments) for such replacement stock as determined in accordance with the following paragraphs.

The “replacement stock” will be the stock having the closest “option period volatility” to the original Underlying Stock among the stocks that then comprise the replacement stock selection index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same GICS Code (as defined below) as the original Underlying Stock Issuer; provided, however, that a replacement stock will not include (i) any stock that is subject to a trading restriction under the trading restriction policies of Wells Fargo Finance LLC or the Guarantor, the hedging counterparties of Wells Fargo Finance LLC or any of their affiliates that would materially limit the ability of Wells Fargo Finance LLC, the hedging counterparties of Wells Fargo Finance LLC or any of their affiliates to hedge the notes with respect to such stock or (ii) any stock for which the aggregate number of shares to be referenced (equal to the product of (a) the share ratio that would be in effect immediately after selection of such stock as the replacement stock and (b) the number of the notes outstanding) exceeds 25% of the ADTV (as defined in Rule 100(b) of Regulation M under the Exchange Act) for such stock as of the effective date of the replacement stock event (an “excess ADTV stock”).

If a replacement stock is selected in connection with a reorganization event, the share ratio with respect to such replacement stock will be equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the effective date of such reorganization event, equal to the product of (a) the value of the non-stock reorganization property received per share of the Underlying Stock and (b) the share ratio in effect on the trading day immediately prior to the effective date of such reorganization event. If a replacement stock is selected in connection with an ADS termination event (as defined below), the share ratio with respect to such replacement stock will be equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the change date (as defined below), equal to the product of (x) the closing price of the original Underlying Stock on the change date and (y) the share ratio in effect on the trading day immediately prior to the change date.

The “option period volatility” means, in respect of any trading day, the volatility (calculated by referring to the closing price of the Underlying Stock on its primary exchange) for a period equal to the 125 trading days immediately preceding the announcement date of the reorganization event, as determined by the calculation agent.

“GICS Code” means the Global Industry Classification Standard (“GICS”) sub-industry code assigned to the Underlying Stock Issuer; provided, however, if (i) there is no other stock in the replacement stock selection index in the same GICS sub-industry or (ii) a replacement stock (a) for which there is no trading restriction and (b) that is not an excess ADTV stock cannot be identified from the replacement stock selection index in the same GICS sub-industry, the GICS Code will mean the GICS industry code assigned to the Underlying Stock Issuer. If no GICS Code has been assigned to the Underlying Stock Issuer, the applicable GICS Code will be determined by the calculation agent to be the GICS sub-industry code assigned to companies in the same sub-industry (or, subject to the proviso in the preceding sentence, industry, as applicable) as the Underlying Stock Issuer at the time of the relevant replacement stock event.

The “replacement stock selection index” means the S&P 500® Index.

Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility. If the Underlying Stock is an ADS and the Underlying Stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the FINRA, or if the American depositary receipt facility between the Underlying Stock Issuer and the depositary is terminated for any reason (each, an “ADS termination event”), then, on the last trading day on which the Underlying Stock is listed or admitted to trading or the last trading day immediately prior to the date of such termination, as applicable (the “change date”), a replacement stock event shall be deemed to occur.

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Events of Default and Acceleration

If an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration permitted by the notes, with respect to each note, will be equal to the maturity payment amount, calculated as provided herein. The maturity payment amount will be calculated as though the date of acceleration were the final determination date.

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The Underlying Stock

According to publicly available information, Delta Air Lines, Inc. provides scheduled air transportation for passengers and cargo throughout the United States and around the world. Its SEC file number is 001-05424. The principal U.S. exchange on which the common stock of Delta Air Lines, Inc. is listed is the New York Stock Exchange, where it trades under the ticker symbol “DAL.”

The Underlying Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed by the Underlying Stock Issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the Underlying Stock Issuer under the Exchange Act can be located by reference to its SEC file number. Information about the Underlying Stock may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the Underlying Stock Issuer’s website. None of such publicly available information is incorporated by reference into this pricing supplement.

This pricing supplement relates only to the notes offered hereby and does not relate to the Underlying Stock or other securities of the Underlying Stock Issuer. In connection with the issuance of the notes, none of we, the Guarantor or the agent has participated in the preparation of the Underlying Stock Issuer’s public filings or made any due diligence inquiry with respect to the Underlying Stock Issuer. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of such public filings or other publicly available information) that would affect the price of the Underlying Stock (and therefore the price of such stock at the time we priced the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Stock Issuer could affect any payment on the notes.

The Underlying Stock Issuer is not involved in this offering of the notes in any way and will have no obligation of any kind with respect to the notes. The guarantor, the agent and their affiliates may at present, or from time to time in the future, engage in business with the Underlying Stock Issuer, including extending loans to (and exercising creditors’ remedies with respect to such loans), or making equity investments in, the Underlying Stock Issuer, and in the course of such business, we, the guarantor, the agent or our affiliates may have obtained or may in the future obtain material non-public information regarding the Underlying Stock Issuer, or any affiliate of the Underlying Stock Issuer, and none of we, the guarantor, the agent or any such affiliate undertakes to disclose any such information to purchasers of the notes. The guarantor, the agent and their affiliates from time to time may publish research reports with respect to the Underlying Stock. Such research reports may or may not recommend that investors buy or hold the Underlying Stock. We, the guarantor, the agent and our affiliates do not undertake to inform purchasers of the notes of any changes (positive or negative) to the recommendations contained in future research reports.

Historical Information

We obtained the closing prices of the common stock of Delta Air Lines, Inc. in the graph below from Bloomberg Financial Markets, without independent verification. The historical prices below may have been adjusted by Bloomberg to reflect any stock splits, reverse stock splits or other corporate transactions.

The following graph sets forth daily closing prices of the common stock of Delta Air Lines, Inc. for the period from January 1, 2014 to February 20, 2019. The closing price on February 20, 2019 was $51.24. The historical performance of the common stock of Delta Air Lines, Inc. should not be taken as an indication of the future performance of the common stock of Delta Air Lines, Inc. during the term of the notes.

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United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes. It applies to you only if you purchase a note for cash in this reopening at the price listed in the pricing supplement, and hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

●

a financial institution;

●

a “regulated investment company”;

●

a “real estate investment trust”;

●

a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

●

a dealer or trader subject to a mark-to-market method of tax accounting with respect to the notes;

●

a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

●

a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

●

an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

We will not attempt to ascertain whether the Underlying Stock Issuer is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If the Underlying Stock Issuer were so treated, certain adverse U.S. federal income tax consequences might apply to you, if you are a non-U.S. holder (as defined below), upon the sale, exchange or other disposition of the notes. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities and consult your tax adviser regarding the possible consequences to you if the Underlying Stock Issuer is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws, the potential application of the alternative minimum tax or the Medicare tax on net investment income or the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser concerning the application of the U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Notes

The reopened notes will be treated as part of the same issue as the original notes for U.S. federal income tax purposes. As a result, you will acquire the reopened notes with a basis different from their adjusted issue price (as defined below).

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, and the discussion herein is based on this treatment.

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

●

a citizen or individual resident of the United States;

●

a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●

an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest Accruals on the Notes. Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), you will be required to accrue interest income on the notes on a constant yield basis based on a comparable yield, as described below, regardless of whether you use the cash or accrual method of accounting for U.S. federal income tax purposes. For purposes of determining the amount of interest you are required to include in your taxable income each year, these amounts must be adjusted as described under “—Adjustments to Interest Accruals to Reflect the Difference Between Basis and Adjusted Issue Price.”

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Under the contingent debt regulations, and subject to the discussion below under “—Adjustments to Interest Accruals to Reflect the Difference Between Basis and Adjusted Issue Price,” you must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

●

the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,

●

the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and

●

a fraction, the numerator of which is the number of days during the accrual period that you held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price, which in this case is the issue price of the original notes, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the notes. This schedule must produce a yield to maturity that equals the comparable yield. Holders may obtain the comparable yield and projected payment schedule by submitting a written request for this information to us at: Wells Fargo Securities, LLC, Investment Solutions Group, 375 Park Avenue, New York, NY 10152.

For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals in respect of a note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the amount that we will pay on a note.

Adjustments to Interest Accruals to Reflect the Difference Between Basis and Adjusted Issue Price. The reopened notes will be treated as part of the same issue as the original notes for U.S. federal income tax purposes. As a result, you will generally acquire the reopened notes with a basis that is different from their adjusted issue price. Under the contingent debt regulations, you are required to reasonably allocate any difference between the adjusted issue price and the basis to daily portions of interest or projected payments over the remaining term of the notes. You should consult your tax adviser regarding these adjustments.

Sale, Exchange or Retirement of Notes. You will recognize taxable gain or loss on the sale, exchange or retirement of a note equal to the difference between the amount received and your adjusted tax basis in the note. Any gain recognized will be treated as ordinary interest income and loss will be ordinary loss to the extent of previous interest inclusions and capital loss thereafter. The amount of gain or loss on a sale, exchange or retirement of a note will be equal to the difference between (a) the amount received by you and (b) your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will be equal to your original purchase price for the note, increased by any interest income you previously accrued (taking into account the adjustments under “Adjustments to Interest Accruals to Reflect the Difference Between Basis and Adjusted Issue Price”).

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

●	an individual who is classified as a nonresident alien;
●	a foreign corporation; or
●	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition, (ii) a former citizen or resident of the United States or (iii) a person for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Treatment of Income and Gain on the Notes. Subject to the discussions above concerning Section 897 of the Code and below concerning Section 871(m) and FATCA, you generally will not be subject to U.S. federal income or withholding tax in respect of the notes, provided that:

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●	you do not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Wells Fargo & Company’s stock entitled to vote;
●	you are not a controlled foreign corporation related, directly or indirectly, to Wells Fargo & Company through stock ownership;
●	you are not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
●	you provide to the applicable withholding agent an appropriate IRS Form W-8 on which you certify under penalties of perjury that you are not a U.S. person.

Possible Withholding Under Section 871(m) of the Code. Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“U.S. underlying equities”) or indices that include U.S. underlying equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. underlying equities, as determined based on tests set forth in the applicable Treasury regulations (a “specified security”). However, the regulations exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. underlying equity and, therefore, should not be specified securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. underlying equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not specified securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should consider the U.S. federal estate tax implications of an investment in the notes. Absent an applicable treaty benefit, a note will be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax (even if the IRS Form W-8 certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty). You should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the notes in your particular situation and the availability of benefits provided by an applicable estate tax treaty, if any.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to amounts treated as interest on the notes and may be filed with the IRS in connection with the payment of proceeds from a sale, exchange or other disposition of the notes. If you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, you may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to any payment on the notes of amounts treated as interest or as “dividend equivalents.” While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of financial instruments such as the notes, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the notes.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

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